As filed with the U.S. Securities and Exchange Commission on March 7, 2024
Registration No. 333-277051

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Atmus Filtration Technologies Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	3714 (Primary Standard Industrial Classification Code Number)	88-1611079 (I.R.S. Employer Identification Number)

26 Century Boulevard
Nashville, Tennessee 37214
(615) 514-7339
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Toni Y. Hickey
26 Century Boulevard
Nashville, Tennessee 37214
(615) 514-7339
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Mark Mandel, Esq. Carol B. Stubblefield, Esq. Baker & McKenzie LLP 452 Fifth Avenue New York, New York 10018 (212) 626-4100	Roxane F. Reardon, Esq. Lesley Peng, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the filing of this registration statement and the satisfaction or, where legally permitted, waiver of the other conditions to the commencement of the exchange offer described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
The sole purpose of this Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-277051) is to amend the exhibit index and to (i) file KPMG LLP’s tax opinion at exhibit 8.1, as well as (ii) replace the Form of Letter of Transmittal at exhibit 99.1, the Instruction Booklet to the Letter of Transmittal at exhibit 99.2, and the Form of Notice of Guaranteed Delivery at exhibit 99.3 with the versions filed herewith. Persons who have previously completed and delivered a letter of transmittal or notice of guaranteed delivery will not be required to complete and deliver a new letter of transmittal or notice of guaranteed delivery.
Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibits filed herewith. This Amendment No. 1 does not contain a copy of the prospectus that was included in the Company’s Registration Statement on Form S-4 and is not intended to amend any part of the prospectus.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Officers and Directors.
Section 102(b)(7) of the DGCL, allows a corporation to provide in its certificate of incorporation that a director or certain officers of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Atmus’ amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.
Section 145 also provides that the expenses incurred by a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise in defending any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
Atmus’ bylaws provide that Atmus must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of Atmus’ amended and restated certificate of incorporation, Atmus’ bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
Atmus maintains standard policies of insurance that provide coverage (i) to Atmus’ directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to Atmus with respect to indemnification payments that it may make to such directors and officers.

Atmus entered into indemnification agreements with its independent directors and may enter into such agreements with its other directors. These agreements require Atmus to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Atmus, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, Atmus has been informed that, in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules
(a)
Exhibits.   See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b)
Financial Statement Schedules.   All schedules are omitted because the required information is (i) not applicable, (ii) not present in amounts sufficient to require submission of the schedule and/or included in the financial statements and accompanying notes thereto included in the prospectus filed as part of this registration statement.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
3.1**
Amended and Restated Certificate of Incorporation of Atmus Filtration Technologies Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

3.2**
Amended and Restated Bylaws of Atmus Filtration Technologies Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

5.1**	Opinion of Baker & McKenzie LLP
8.1*	Tax Opinion of KPMG LLP
10.1#**
Separation Agreement, dated as of May 29, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

10.2#**
Transition Services Agreement, dated as of May 29, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

10.3#**
Tax Matters Agreement, dated as of May 29, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

10.4#**
Employee Matters Agreement, dated as of May 29, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

10.5#**
First-Fit Supply Agreement, dated as of May 29, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

10.6#**
Aftermarket Supply Agreement, dated as of May 29, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc. (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

10.7#**
Registration Rights Agreement, dated as of May 29, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc. (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

10.8#**
Transitional Trademark License Agreement, dated as of May 29, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc. (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

10.9#**
Intellectual Property License Agreement, dated as of May 29, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc. (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

10.10+**
2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)

Exhibit No.	Description
10.11+**	Deferred Compensation Plan
10.12+**	Deferred Compensation Plan for Non-Employee Directors
10.13+**	Executive Severance Plan
10.14+**	Executive Change of Control Severance Plan
10.15+**	Employment Transition and Release Agreement, effective as of August 26, 2022, between Mark J. Osowick, Cummins Inc., and Cummins Filtration Inc. (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Registration Statement on Form S-1 of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on May 16, 2023)
10.16**	Credit Agreement, dated as of September 30, 2022, among FILT Red, Inc., Cummins Filtration Inc., the lenders party thereto, and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)
10.17**	Amendment No. 1 to Credit Agreement, dated as of February 15, 2023, among Atmus Filtration Technologies Inc., Cummins Filtration Inc., the lenders party thereto, and Bank of America N.A., as administrative agent (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2023)
10.18+**
Form of Indemnification Agreement for Independent Directors (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registration Statement on Form S-1 of Atmus Filtration Technologies Inc. filed with the Securities and Exchange Commission on May 16, 2023)

10.19+**	First Amendment to Separation Agreement, dated as of September 25, 2023, by and between Atmus Filtration Technologies Inc. and Cummins Inc.
21.1**	Subsidiaries of the Registrant
23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, Relating to the Audited Financial Statements of Cummins Inc.
23.2**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, Relating to the Audited Financial Statements of Atmus Filtration Technologies Inc.
23.3**	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)
23.4*	Consent of KPMG LLP (included in Exhibit 8.1)
24.1**	Power of Attorney (included on signature page to the registration statement)
99.1*	Form of Letter of Transmittal
99.2*	Instruction Booklet to the Letter of Transmittal
99.3*	Form of Notice of Guaranteed Delivery
99.4**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions
99.5**	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions
99.6**	Form of Notice of Withdrawal
99.7**	Form of Notice to Participants in neither the Cummins Stock Fund or the Cummins ESOP Fund
99.8**	Form of Notice to Participants in the Cummins Stock Fund only
99.9**	Form of Notice to Participants in the Cummins ESOP Fund only
99.10**	Form of Notice to Participants in both the Cummins Stock Fund and the Cummins ESOP Fund

Exhibit No.	Description
99.11**	Consent of Diego Donoso
99.12**	Consent of Stuart A. Taylor II
107**	Filing Fee Table

*
Filed herewith.

**
Previously filed.

+
Denotes management contract or compensatory plan or arrangement.

#
Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule upon request by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on March 7, 2024.
ATMUS FILTRATION TECHNOLOGIES INC.
By:	/s/ Jack M. Kienzler Name: Jack M. Kienzler Title: Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE
* Stephanie J. Disher	Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2024
/s/ Jack M. Kienzler Jack M. Kienzler	Chief Financial Officer (Principal Financial and Accounting Officer)	March 7, 2024
* Stephen Macadam	Director and Non-Executive Chairman	March 7, 2024
* Sharon Barner	Director	March 7, 2024
* R. Edwin Bennett	Director	March 7, 2024
* Cristina Burrola	Director	March 7, 2024
* Gretchen Haggerty	Director	March 7, 2024
* Jane Leipold	Director	March 7, 2024

SIGNATURE	TITLE	DATE
* Earl Newsome	Director	March 7, 2024
* Tony Satterthwaite	Director	March 7, 2024
* Mark Smith	Director	March 7, 2024
* Nathan Stoner	Director	March 7, 2024
* By: /s/ Jack M. Kienzler Jack M. Kienzler Attorney-in-Fact